One Inlet Cay Drive
Ocean Ridge, FL 33435

November 5, 2003

Ener1, Inc.

Kevin Fitzgerald, Chairman and Chief Executive Officer
550 West Cypress Creek Road
Suite 120
Ft. Lauderdale, Florida 33309

Dear Kevin:

We are pleased that you have selected a Tatum Partner to be an employee of your company. Because your Tatum Partner will be your employee, while at the same time having ongoing access to the resources of Tatum Partners, it is important that we explain and agree how Tatum’s resources are accessed and the responsibility for the use of those resources. This letter and the attached Schedule A will serve as the entire agreement between Ener1, Inc. (the “Company”) and Tatum CFO Partners, LLP (“Tatum”) (the “Resources Agreement”).

Tatum understands that the Company desires to hire Randall Paulfus, one of our partners, as an employee of the Company (the “Employee”) and acknowledges that the Employee is and will remain a partner in our firm so that he or she will have access to our firm’s resources for use in his or her employment with the Company. These resources (the “Resources”) include a platform for knowledge sharing, e.g., database access, specialized software and patent-pending processes, specialized work product and training, and virtual access to other Tatum partners through Tatum’s proprietary internet portal (the “Tatum Portal”).

This Resources Agreement sets forth the rights of the Company, through the Employee, to use such resources for the benefit of the Company, and for the payment of compensation for such resources in lieu of an amount otherwise payable to the Employee for use of such resources.

Since the Employee will be under the control and direct management of the Company, and not Tatum, we cannot assume the same risks as if Tatum itself served as part of the Company’s management team. Tatum’s obligations to the Company are exclusively those set forth in this Resources Agreement. Schedule A sets forth provisions dealing with the limitation of Tatum’s liability and other related terms and conditions, which allow Tatum to provide this unique relationship. This offers both the value of a traditional employment relationship, through separate employment directly with the Employee, and the resources and benefits of a national firm through the provision of Resources pursuant to this Resources Agreement.

Allocation of Compensation

The Company acknowledges and agrees that the Employee has requested that a portion of his or her compensation, as it may be adjusted from time to time, be allocated to Tatum as compensation for Tatum’s provision of Resources to the Employee as described in this Resources Agreement (the “Tatum Compensation”):

The Company will pay Tatum, in lieu of the Employee, a portion of the Employee’s Salary (as defined below) and a portion of any Bonuses (also as defined below) otherwise payable to the Employee as follows:

   Salary: 16 2/3% of the Employee’s Salary
   Bonus: 25% of any Cash Bonus of the Employee, and 25% of any Equity Bonus of the Employee

For purposes of this Resources Agreement, “Salary” means any compensation, except Bonuses, paid the Employee for services, including any payments due to termination of employment, severance, or like payments. For purposes of this Resources Agreement, “Cash Bonus” means any contingent cash consideration (i.e., not yet realized in cash) that is paid in connection with services rendered by the Employee, and “Equity Bonus” means any stock, option, warrant, or similar right (i.e., not yet realized in cash) that is granted in connection with services rendered by the Employee. For purposes hereof, Cash Bonuses and Equity Bonuses together are called “Bonuses.”

Payments of Tatum Compensation related to Salary and Cash Bonus will be made directly to Tatum at the same time as such payments are made to the Employee. Such payments should be made by direct deposit through the Company’s payroll, or, if not available, by check. The Company and Tatum agree that any payments made to Tatum will reduce the Employee’s compensation for purposes of determining taxable income and should not be reflected as compensation in the Employee’s W-2 report.

The Company agrees to issue directly to and in the name of Tatum any Tatum Compensation that is an Equity Bonus under the same terms and conditions as such Equity Bonus is issued to the Employee, unless any agreement or Company plan under which the Employee receives an Equity Bonus would prohibit the grant or issuance of Tatum’s portion of such bonus to Tatum, in which case the Company shall issue a separate option or warrant to Tatum representing such portion otherwise containing substantially similar terms and conditions.

In lieu of the Employee participating in the Company-sponsored employee medical insurance benefit and disability plan, the Employee will participate in Tatum’s group plan as a partner of Tatum, and the Company will pay the Employee an amount equal to the costs that would normally be incurred by the Company for the Employee’s participation in the Company’s plan. Such payment will be made at least monthly as an expense reimbursement and not part of employee compensation. Notwithstanding the above, the Company may include the Employee as a participant in the Company’s own disability plan or other benefit plans if such plans are not provided by Tatum.

Termination

This Resources Agreement will terminate immediately upon the effective date of termination or expiration of the Employee’s employment with the Company.

Tatum’s obligation to provide the Resources will terminate immediately if and when the Employee ceases to be a partner of Tatum, even if the Employee continues to render services to the Company as an employee or independent contractor. If the Employee ceases to be a partner of Tatum but either continues to render services to the Company as an employee or independent contractor or ceases to render services to the Company but resumes rendering services to the Company within twelve (12) months thereafter, the Company acknowledges that Tatum will have been instrumental in providing Resources to the Employee, which benefits the Company. Therefore, the Company agrees to pay Tatum the Tatum Compensation as provided in the Allocation of Compensation section above for a period of eighteen (18) months following the date of termination or expiration of this Resources Agreement or following the date of resumption of the Employee’s services to the Company, as applicable, as compensation for such Resources and the right of the Company to continue using the work product derived from the Resources. For this purpose, Salary will include all compensation paid for the Employee’s rendering services to the Company, even if the Employee is engaged by the Company as an independent contractor, and the Tatum Compensation will be payable on any Cash or Equity Bonuses for which the Employee becomes eligible during such 18-month period, regardless of when they vest or are paid.

In the event that either party commits a breach of this Resources Agreement and fails to cure the same within ten (10) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this Resources Agreement immediately effective upon written notice of such termination.

Miscellaneous

This Resources Agreement contains the entire agreement between Tatum and the Company, superseding any prior oral or written statements or agreements.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Resources Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This Resources Agreement binds and benefits the successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) if and to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The terms of this Resources Agreement are severable and may not be amended except in a writing signed by Tatum and the Company. If any portion of this Resources Agreement is found to be unenforceable, the rest of the Resources Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

The provisions in this Resources Agreement concerning payment of the Tatum Compensation, limitation of liability, and arbitration will survive any termination or expiration of this Resources Agreement.

This Resources Agreement will be governed by and construed in all respects in accordance with the laws of the State of Florida, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Mailing Address for Payments only:

Tatum CFO Partners, LLPP.O
Box 403291Atlanta,
Georgia 30384-3291

Electronic Payment Instructions for Deposit and Tatum Fees:

   Bank Name: Bank of America
   Branch: Atlanta
   Routing Number: 061 000 052
   Account Name: Tatum CFO Partners, LLP
   Account Number: 003 279 247 763

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

TATUM CFO PARTNERS, LLP

__________________
Signature

By: Neil A. Hamilton

Managing Partner – South Florida
TATUM CFO PARTNERS, LLP

Acknowledged and agreed by:

Ener1, Inc. ______________________________ Signature By: Kevin Fitzgerald Title: Chairman and Chief Executive Officer Date:

Schedule A

Disclaimers and Related Terms

Disclaimers & Limitations of Liability

It is to be understood that Tatum does not have a contractual obligation to the Company other than to make its resources available to the Employee by virtue of that Employee being a partner in Tatum. Tatum Compensation will be for the resources provided and not as compensation as an employee or partner of or in a joint venture with the Company or as an employer of the Employee, and Tatum will have no control or management over the Employee. Tatum’s obligation under this Resources Agreement is to make Tatum’s resources available to the Employee for the benefit of the Company under the terms and conditions of this Resources Agreement.

The Company acknowledges that any Resources will be provided by Tatum to the Employee as a tool to be used in the discretion of the Employee. Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of the Resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum disclaims all warranties, either express or implied, including, but not limited to, implied warranties of merchantability and fitness for a particular purpose, with regard to all information and applications that may be provided by the Resources or the Tatum Portal. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this Resources Agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two months of the portion of Tatum Compensation that is based on a percentage of the Employee’s then current Salary.

As a condition for recovery of any liability, the Company must give Tatum written notice of the alleged basis for liability within thirty (30) days of discovering the circumstances giving rise thereto, provided that the failure of the Company to give such notice will only affect the rights of the Company to the extent that Tatum is actually prejudiced by such failure. In any event, the Company must assert any claim against Tatum within six (6) months after discovery or thirty (30) days after the termination or expiration of this Resources Agreement, whichever is earlier.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this Resources Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Ft. Lauderdale, Florida office of the AAA and governed by Florida law. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery, but in no event may depositions be taken. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Schedule A and may not amend or disregard any provision of this Schedule A. Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction.

Miscellaneous

Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Employee becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Except as provided in the immediately preceding sentence, Tatum does not make any representations or warranties concerning the Employee’s qualifications or services.

Tatum shall be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys’ fees actually incurred.